EMPLOYMENT AGREEMENT


         THIS AGREEMENT ( THE "AGREEMENT") is made as of the 8th day of November, 2004, between UIL Holdings Corporation, a Connecticut Corporation (the "Company") and Nathaniel D. Woodson (the "Executive"),


                                 WITNESSETH THAT

         WHEREAS, the Executive previously has been employed by the Company as its President, Chairman of the Board of Directors, and Chief Executive Officer, and is covered by the terms of a certain employment agreement dated as of February 23, 1998 with The United Illuminating Company; and

         WHEREAS, the Company desires to continue to employ the Executive as its President, Chairman of the Board of Directors, and Chief Executive Officer, and the Executive desires to be so employed by the Company, and the parties desire to be bound by the terms of this revised employment Agreement (the "Agreement"), which shall supersede and replace all provisions of the prior employment agreement;

         NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained, and the services to be rendered to the Company pursuant hereto, the parties hereby agree as follows:

(1) EMPLOYMENT; TERM

(a) The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, at the pleasure of the Board of Directors of UIL Holdings Corporation (the " UIL Board"), all upon the terms and conditions set forth herein.

(b) The term of this Agreement shall be for a period commencing on the date hereof and ending on the third anniversary of the date hereof, unless this Agreement is earlier terminated as provided in Section 5 (the "Initial Term"). Unless the Company has provided the Executive with at least ninety (90) days prior written notice of its decision not to renew this Agreement after the Initial Term or any subsequent term, this Agreement shall be automatically renewed for a successive one year term (the Initial Term and any renewal term being referred to as the "Term"). For purposes of this Agreement, a non-renewal at the election of the Company at the end of a Term shall constitute a termination of this Agreement without cause, and shall be governed by the provisions of Section 6(c). In no event shall the Company give notice of a non-renewal from the time that an impending Change in Control (as hereinafter defined) is announced through the date of the consummation of such Change in Control.

         (2)      POSITION AND DUTIES

                  (a) The Executive shall be employed by the Company as its President, Chairman of the Board, and Chief Executive Officer, or in such other equivalent officership position as the UIL Board may determine. The Executive shall:

                  (i) accept such employment and perform and discharge, faithfully, diligently and to the best of the Executive's abilities, the duties and obligations of the Executive's office and such other duties as may from time to time be assigned to the Executive by, or at the direction of, the UIL Board; and

                  (ii) devote substantially all of the Executive's working time and efforts to the business and affairs of the Company; provided however that, to the extent that such activities do not interfere with the needs of the Company, the Executive shall be entitled to expend a reasonable amount of time on civic and philanthropic activities and the management of his own, and his family's, business investments and activities.

                  (b) Prior to a Change in Control, in the event that the Executive is named by the UIL Board to an officer position higher in rank or compensation than that applicable at the commencement of the Initial Term, nothing in this Agreement shall obligate the Company to continue such Executive in such higher position; and the Company shall not be deemed in "Breach" of the Agreement (as defined in Section 5(d)) for failure to continue the Executive in such higher officership.

                  (c) For a twenty-four month period following a Change in Control as defined in the UIL Holdings Corporation Change in Control Severance Plan (the "UIL CIC Plan II"), and assuming that the Executive is still then a participant in the UIL CIC Plan II, the Company's employment of the Executive shall be without diminishment in the Executive's management responsibilities, duties or powers. In the event that the Executive's employment is not so continued, the Executive may claim to have suffered a Constructive Termination, in accordance with the terms of the UIL CIC Plan II.

         (3)      PLACE OF PERFORMANCE

         In his employment by the Company, the Executive shall be based within a fifty (50)-mile radius of the current executive offices of the Company in New Haven, Connecticut.

         (4)      COMPENSATION

                  (a) BASE SALARY. During the Initial Term of the Executive's employment hereunder, the Executive shall receive a base salary ("Base Salary") at an annual rate of Six Hundred Thousand Dollars ($600,000.00), payable in accordance with the then customary payroll practices of the Company. The Executive's performance and Base Salary shall be reviewed by the UIL Board at least annually, and may be revised upward as a result of any such review. The

Executive's Base Salary may be revised downward by the UIL Board contemporaneously with any general reduction of the salary rates of the Company's other officers.

                  (b) INCENTIVE COMPENSATION. During the Term of the Executive's employment hereunder, the Executive shall be eligible to be designated by the UIL Board as a participant in each annual short-term incentive compensation program, and any long-term incentive program, maintained for management employees of the Company; provided, however, that entitlement to participation, and continued participation, in any long-term equity incentive program shall be conditioned upon the Executive fully complying with any stock ownership and retention guidelines from time to time established and promulgated by the UIL Board.

In addition, until the earlier of (A) the first anniversary of the Executive's Date of Termination, or (B) February 23, 2008, the Executive shall be entitled to exercise any or all of the 80,000 phantom stock options that were granted on February 20, 1998, and which became fully exercisable on February 23, 2003, to the extent that they are still unexercised, all at an exercise price equal to the average of the high and low per share sales prices of the common stock of The United Illuminating Company on the New York Stock Exchange on February 20, 1998.

For purposes of this Agreement, the Executive's "ACCRUED INCENTIVE COMPENSATION" shall mean the amount of any annual short-term incentive compensation earned with respect to the calendar year ended prior to the Date of Termination (as defined in Section 5) but not yet paid as of the Executive's Date of Termination.

The Executive's "STUB-PERIOD INCENTIVE COMPENSATION" shall mean the annual short-term incentive compensation being earned in the year in which the Executive terminates employment, pro-rated for the year in which he terminates service, and shall be equal to that short-term annual incentive compensation payment to which the Executive would be entitled, if any, under the terms of the Company's executive incentive compensation plan, calculated as if he had been employed by the Company on the last day of the year including his Date of Termination, and had achieved personal goals `at target', but based on actual performance with respect to the achievement of UIL consolidated financial goals (collectively referred to as "Company goals"), multiplied by a fraction, the numerator of which is the number of days which have elapsed in such year through the Date of Termination and the denominator of which is 365. UIL shall determine in its discretion the composition of the Executive's scorecard, and what constitutes a `personal goal' and `Company goal'; provided generally that an Executive's `personal goals' shall include, for example, his strategic opportunities, leadership, and balanced scorecard goals, other than UIL total financial goals, and Company goals shall include, for example, UIL consolidated financial goals based on earnings per share, or cash flow, and all other goals not defined as personal goals. In the event that the `gate', if any, is not achieved with respect to Company goals, then no Stub-Period Incentive Compensation will be paid. Any Stub-Period Incentive Compensation payable upon termination of the Executive shall be paid in accordance with Section 6(e) of this Agreement.

                  (c) CHANGE IN CONTROL SEVERANCE PLAN. The Executive shall be designated by the UIL Board as an individual covered by the UIL Holdings Corporation Change in Control Severance Plan II (the "UIL CIC Plan II"), subject to all of the terms and provisions of the UIL CIC Plan II as it may be amended from time to time. For purposes of this Agreement, "Change in Control" shall have the meaning set forth in the UIL CIC Plan II. Nothing in this subsection, however, shall entitle the Executive to continued participation in such Plan should the UIL Board determine otherwise in accordance with the terms of that Plan. In no event shall the Executive be entitled to participate in the UIL CIC Plan II if he is still a participant under the terms of the UIL Change in Control Severance Plan restated effective October 24, 2003 (the "CIC Plan I"), and in no event shall he be entitled to benefits under both plans. By signing this Agreement, the Executive hereby relinquishes any claim he might have under the CIC Plan I now or in the future.

                  (d) BUSINESS EXPENSES. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment- related business expenses incurred by the Executive, in accordance with the policies and procedures established by the Company Board from time to time for all of the Company's officers, provided that the Executive properly accounts therefor.

                  (e) BENEFIT PROGRAMS. During the Term of the Executive's employment hereunder and to the extent he meets the applicable eligibility requirements, the Executive shall be entitled to participate in and receive benefits under all of the Company's employee benefit plans, programs and arrangements for its similarly situated officers on the same terms and conditions that apply to such officers, including, without limitation, any plan or program of an affiliated company in which the Company is a participating employer, but only for so long as the Company remains a participating employer. Except as otherwise expressly provided, nothing paid to the Executive under any such plan, program or arrangement presently in effect or made available by the Company in the future shall be deemed to be in lieu of compensation to the Executive under any other Section of this Agreement. Nothing in this Agreement shall require the Company to maintain a particular benefit plan or program, or preclude the Company from amending or terminating any such plans, programs or arrangements, including its participation therein, or eliminating, reducing or otherwise changing any benefit provided thereunder, so long as such change similarly affects all similarly situated employees of the Company and is in compliance with applicable law.

                  (f) VACATIONS AND HOLIDAYS. The Executive shall be entitled to that number of weeks of paid vacation in each calendar year determined by the Company Board from time to time to be available to similarly situated Company officers, and shall also be entitled to all paid holidays afforded by the Company to its management employees.

                  (g) SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT. Upon termination of the Executive's employment with the Company and all affiliates other than for Cause (as defined in Section 5(b) of this Agreement), a supplemental retirement benefit shall be payable in accordance with the provisions of this Section (4)(g). The annual supplemental retirement benefit, expressed in the form of a single life annuity beginning at the Executive's Normal Retirement Date as defined in The United Illuminating Company Pension Plan (the "Company's Pension Plan"), shall be the excess, if any, of (A) less
(B), where (A) is 2.0% (.020) of the Executive's highest three-year average Total Compensation times his number of years of service as an employee of the

Company (including any deemed service credited under this Agreement or the CIC Plan II) at termination (not to exceed thirty), and (B) is the benefit payable under the Company's Pension Plan expressed as a single life annuity commencing as of the Executive's Normal Retirement Date. For purposes of this Section, Total Compensation shall mean the Executive's Base Salary, and any amount payable to the Executive as short-term incentive compensation pursuant to the Company's annual executive incentive compensation plan. For purposes of this Section, the Executive's deemed service as an employee of the Company will be calculated by adding two additional years of service for each actual year of service worked on each of the first five anniversaries of February 23, 1998, so that as of February 23, 2003, the Executive will be deemed to be credited with fifteen years of service for purposes of calculating his supplemental retirement benefit under this Section. Subject to the requirements of Section 6(f), distribution of the supplemental retirement benefit shall be made in the month of January following the Executive's termination of service with the Company and its affiliates, but in no event earlier than six months following the Executive's termination of service. The benefit provided in this Section 4(g) shall be paid in an actuarially equivalent lump sum equal to the present value of the immediate life annuity payable as of such distribution date, unless the Executive shall have elected at least 12 months in advance of such distribution date to commence distributions in one of the other actuarially equivalent forms of benefits permitted under the Company's Pension Plan, in which case the commencement of the supplemental executive retirement benefit provided under this Section 4(g) shall be deferred, except in the case of termination due to death or disability, for a period of at least five years from the date on which such distribution otherwise would have been made. The provisions of this subsection are intended to comply with all laws applicable to the taxation of non-qualified deferred compensation, and the Company and Executive agree to revise this subsection as necessary or advisable from time to time in order to comply with changes in such laws. With the exception of the lump sum methodology noted above (i.e., the present value of an immediate annuity), the benefits payable under this Section 4(g) shall be calculated using the same definitions of actuarial equivalence, and the same early retirement reduction factors that are specified in the Pension Plan in the event that the Executive becomes entitled to payment of the supplemental retirement benefit prior to what would have been his Normal Retirement Date, except that, in the event that the Executive is credited with deemed years of service, the reductions shall be based on the Executive's service deemed as an employee of the Company. If the form of payment provides for a death benefit, such benefit shall be payable to the Executive's estate, unless another beneficiary has been designated by the Executive. If the Executive dies prior to the commencement of benefit payments, then the pre-retirement death benefit provisions of the Pension Plan shall apply to the supplemental retirement benefit payable pursuant to this Section (4)(g).

         (5)      TERMINATION

                  (a) DEATH OR DISABILITY. The Executive's employment hereunder shall terminate upon the Executive's death or termination due to disability (as described in Section 6(a) of this Agreement)..

                  (b) TERMINATION BY COMPANY FOR CAUSE. The Company may at any time by written notice to the Executive terminate the Executive's employment for Cause in accordance with the following provisions:

                  (i) TERMINATION FOR CAUSE PRIOR TO A CHANGE IN CONTROL. Prior to the date of a Change in Control, the Company shall be deemed to have "Cause" to terminate the Executive's employment hereunder only upon the Executive's:

                           (1) failure to comply with any material term of this Agreement, or to perform and discharge the duties or obligations of the Executive's office, or such other duties as may from time to time be assigned to the Executive by, or at the direction of, the UIL Board, faithfully, diligently, and competently, in the opinion of a majority of the members of the UIL Board, unless any such failure is cured in all material respects to the reasonable satisfaction of the UIL Board within sixty (60) days after the Executive receives written notice of such failure; or

                           (2) failure to devote substantially all of his working time and efforts to the business and affairs of the Company unless any such failure is cured in all material respects to the reasonable satisfaction of the UIL Board within sixty (60) days after the Executive receives written notice of such failure; or

                           (3) misconduct that is demonstrably injurious to the interests of the Company or its Affiliates (as that term is defined in Section 10) unless such misconduct is rectified in all material respects to the reasonable satisfaction of the UIL Board within thirty (30) days after the Executive receives written notice of such misconduct; or

                           (4) commission of a serious crime, such as an act of fraud, misappropriation of funds, embezzlement, or a crime involving personal dishonesty or moral turpitude.

                  (ii) TERMINATION FOR CAUSE AFTER A CHANGE IN CONTROL. During the period that commences on a Change in Control and for twenty-four (24) months thereafter (the "Change in Control Protective Period"), and subject to the same notice and cure provisions specified above, the Company (or its successor or other entity employing the Executive following such Change in Control) shall be deemed to have Cause to terminate the Executive's employment hereunder only upon the Executive's:

                          (1) commission of a serious crime, such as an act of fraud, misappropriation of funds, embezzlement, or a crime involving personal dishonesty or moral turpitude; or

                          (2) misconduct that is demonstrably injurious to the interests of the Company or its Affiliates; or

                          (3) willful failure of the Executive to substantially perform his or her duties (other than by reason of incapacity due to physical or mental illness or injury).

(C) TERMINATION BY COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment at any time, without cause, upon ninety (90) days prior written notice to the Executive.

(D) TERMINATION BY EXECUTIVE.

(i) If the Executive is not in default of any of the Executive's obligations under Sections (2), (9), (10), (11) or (12) hereof, the Executive may terminate employment hereunder upon at least thirty (30) days' prior notice, for failure of the Company to observe and perform one or more of its obligations under Sections (2), (3) and/or (4) hereof, which failure the Company fails to remedy within such notice period (a "Breach by the Company").

(ii) If the Executive is not in default of any of the Executive's obligations under Sections (2), (9), (10), (11) or (12) hereof, the Executive may terminate employment hereunder in the absence of a Breach by the Company, effective upon at least ninety (90) days prior written notice.

(e) Date of Termination. For purposes of this Agreement, the "Date of Termination" is defined as (i) the Executive's date of death, in the event of his death; or the date of his termination due to disability, in the case of disability, or (ii) the date specified in the notice of termination, in the case of the Executive's termination pursuant to Sections (5)(b), (5)(c), 5(d) hereof.

         (6)      CONSEQUENCES OF TERMINATION OR NON-RENEWAL.


                  (a) TERMINATION ON DEATH, DISABILITY OR RETIREMENT; OR BY THE EXECUTIVE IN THE ABSENCE OF A BREACH BY THE COMPANY UPON ADEQUATE NOTICE. If the Executive's employment terminates by reason of the Executive's death, or his total or partial physical or mental disability such that the Executive becomes entitled to long-term disability benefits under the Company's long-term disability plan, or if the Executive retires on or after becoming eligible to retire under the terms of the Company's Pension Plan, or terminates employment hereunder in the absence of a Breach by the Company upon ninety (90) days prior written notice, the Company shall pay to the Executive or, in the event of death or disability, the Executive's personal representative and/or spouse:


                  (i) the Executive's Base Salary earned, but unpaid, as of the Date of Termination and Accrued Incentive Compensation (as defined in Section 4(b));

                  (ii) Stub-Period Incentive Compensation (as defined in Section 4(b)) earned, but unpaid, as of the Date of Termination, but only in the case of the Executive's death, termination due to disability or retirement (as hereinbefore defined), and not in case of his voluntary termination other than on account of such retirement; plus


                  (iii) any amounts payable pursuant to (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing) and (4)(f) (accrued, but unpaid vacation or holidays) hereof, and (4)(g) (supplemental executive retirement benefits), plus


                  (iv) any benefits or amounts payable on account of the Executive's (A) participation in any long-term incentive compensation plan and equity compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements.


Pending a determination that the Executive is entitled to long-term disability benefits, the Executive's short-term disability benefits shall be extended, as necessary at 50% of Base Salary, if his length of employment with the Company is of such short duration that his short term disability benefits would otherwise expire before his entitlement to long-term disability benefits is determined.


Upon payment of these amounts, the Company shall have no further obligation to the Executive, the Executive's personal representative and/or spouse under this Agreement or on account of, or arising out of, the termination of the Executive's employment.

                  (b) UPON TERMINATION FOR CAUSE; OR BY THE EXECUTIVE ON FEWER THAN 90 DAYS NOTICE. If the Company terminates the Executive's employment for Cause, or the Executive terminates employment hereunder in the absence of a Breach by the Company and upon fewer than ninety (90) days prior written notice, the Company shall pay to the Executive:

                  (i) the Executive's Base Salary earned, but unpaid, as of the Date of Termination; plus

                  (ii) any amounts payable pursuant to Sections (4)(d), (4)(e) and 4(f) hereof, and

                  (iii) any benefits payable under any elective non-qualified deferred compensation plan in which the Executive had been a participant, other than any SERP benefit under Section 4(g) or any supplemental executive retirement plan of the Company or an Affiliate, whereupon the Company shall have no further obligation to the Executive under this Agreement or on account of, or arising out of, the termination of the Executive's employment.

                  (c) UPON TERMINATION WITHOUT CAUSE, OR UPON BREACH BY THE COMPANY, NOT ON ACCOUNT OF A CHANGE IN CONTROL. If the Company terminates the Executive's employment hereunder without Cause (including by non-renewal of this Agreement at the election of the Company at the end of a Term), or if the

Executive terminates the Executive's employment hereunder on account of a Breach by the Company, and in either case the termination is not upon a Change in Control or within the Change in Control Protective Period (as defined in the CIC Plan II), the Company shall pay or provide (as applicable) to the Executive, the following:

                  (i) the Executive's Base Salary, Accrued Incentive Compensation and Stub-Period Incentive Compensation earned, but unpaid, as of the Date of Termination; plus

                  (ii) any amounts payable pursuant to Sections 4(d), 4(e), 4(f), and 4(g) hereof; plus

                  (iii) any benefits or amounts payable, on account of the Executive's (A) participation in any long-term incentive compensation plan or arrangement (including any equity compensation plan or arrangement), and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements; plus

                  (iv) continuation of Base Salary for a period of three years from the Executive's Date of Termination; plus

                  (v) for the period ending on the first anniversary of the date of the Executive's Date of Termination, continued participation in all employee benefit plans and programs in which he was a participant as of his Date of Termination on the same basis as if he remained an active employee, provided that such participation is possible under the terms and provisions of such plans and programs and applicable law. In the case of continuation in the Company's medical and dental plans, such period of continued participation shall run concurrently with, and reduce day- for-day, any obligation that the Company or any Affiliate would have to provide "COBRA" continuation coverage with respect to the Executive's termination of employment. If the Executive's participation in any such plan or program is barred as a result of the Executive's termination, the Company shall arrange to provide the Executive with benefits substantially similar on an after-tax basis to those that the Executive would have been entitled to receive under such plan or program, provided that with respect to any benefit to be provided on an insured basis, the value of such coverage shall be based on the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits.

                  (d) UPON NON-RENEWAL OF AGREEMENT AT END OF TERM. If the Executive's employment hereunder is terminated due to non-renewal of this Agreement, the Company shall pay or provide (as applicable) to the Executive the same payments and benefits to which the Executive would have been entitled had he been terminated without cause in accordance with Section 6(c) of this Agreement.

                  (e) TIMING OF PAYMENT. Any cash amount that is due and owing to the Executive upon his termination of service pursuant to Section 6 will be paid as soon as administratively feasible following the effective date (including any revocation period) of the Release provided for in Section 6(f); provided, however, that (i) any Stub-Period Incentive Compensation, and (ii) that portion of any severance payment, if any, that is based on annual short-term incentive compensation shall be paid following the close of the year in which the Date of Termination occurs, at the same time that incentive compensation generally would be payable upon authorization of the UIL Board to all other employees.

                  (f) RELEASE. All payments and obligations of the Company under Section (6), (7) (8) and (9) shall be conditioned upon the execution and delivery by Executive to the Company of a full and effective release by Executive of any liability by the Company to Executive in form and substance reasonably satisfactory to the Company.

                  (g) NO MITIGATION EXCEPT IN CONNECTION WITH A CHANGE IN CONTROL OR IN CONNECTION WITH COVENANT NOT TO COMPETE. The Executive shall not be required to mitigate the amount of any payment provided in Section 6(c) or 6(d), and such benefits and payments shall not be reduced by virtue of the Executive securing other employment, unless Notice of Termination is provided on or after, and in connection with, a Change in Control, in which case Section 7(c) shall apply, or unless the Executive is determined by the Company to have violated the provisions of Section 11, in which event Section 11(b) and 13 shall apply.

         (7)      CHANGE IN CONTROL

                  (a) If on, or within twenty-four (24) months following, a Change in Control, the Company (or its successor or other entity employing the Executive following such Change in Control) either terminates the Executive's employment hereunder without Cause or fails to renew this Agreement on substantially identical terms, or if the Executive terminates the Executive's employment on account of a Constructive Termination (as defined in the UIL CIC Plan II), then the Executive shall be entitled to the following:

                  (i) the Executive's Base Salary, Accrued Incentive Compensation and Stub-Period Incentive Compensation earned prior to the Date of Termination; plus

                  (ii) any amounts payable pursuant to Sections 4(d), 4(e), 4(f) and 4(g) hereof; plus

                  (iii) any benefits or amounts payable on account of the Executive's (A) participation in any long-term incentive compensation plan or arrangement (including any equity compensation plan), and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service, all as determined in accordance with the terms and conditions of such plans and arrangements; plus

                  (iv) a lump sum payment equal to the three years of continuation of the Executive's Base Salary (provided for in Section 6(c)(iv) above); plus

                  (v) the one year benefit continuation provided for in Section 6(c)(v) above; plus

                  (vi) (A) or (B) below, whichever would provide the Executive with a greater amount of benefit as determined by the Company in good faith:

                  (A) a lump sum payment in an amount equal to the product of 1/12 of the Officer's Base Salary rate approved by the Board of Directors of the Company at the time of its most recent review of the salary rates of all of the Company's officers, plus 1/12 of the short-term annual incentive compensation payment to which the Executive would be entitled, calculated as if he had been employed by the Company on the last day of the year of his Termination, and as if both personal goals and Company goals had been achieved `at target' without pro-ration for the fact that the Executive was employed only a portion of such year, multiplied by the number of whole and partial years of the Executive's deemed service as an Employee of the Company (such deemed service being calculated under Section 4(g)) up to and including 24 years); OR

                  (B) the addition of six years to the Executive's age, service, or any combination (not exceeding 6) in the calculation of supplemental retirement benefits payable under Section 4(g), and in the calculation of entitlement to and benefits payable under the Company's retiree medical benefit plan.

                  Except for the assumption that such goals shall have been achieved at target, personal and Company goals shall be defined and determined as set forth in Section 4(b) of this Agreement.

                  (b) In lieu of the payments and benefits provided in this
Section 7(a)(iv), (v) and (vi), and 4(g) if it would provide a greater aggregate benefit, then Executive shall be entitled to those payments, and benefits, if any, to which the Executive would be entitled by reason of having been designated a Participant in the UIL CIC Plan II. In such case, the severance payments, pension supplements and other benefit provisions under such Plan (the "Total UIL CIC Plan Package") shall be controlling and shall supplant the payments and benefits to which the Executive would be entitled under the aforementioned subsections, assuming the Executive were terminated without Cause, including without limitation any severance benefits, supplemental retirement benefits, short-term incentive compensation and other compensation and benefits (other than long term incentive compensation) under this Agreement (the "Employment Agreement Termination Package"); expressly provided, however that in the event that the Employment Agreement Termination Package exceeds the value of the Total UIL CIC Plan Package, then the Executive shall be entitled to select one or the other Package, but shall not be entitled to both, and shall not be entitled to select among compensation elements in each Package.

                  (c) If, prior to the third anniversary of the Date of Termination, the Executive obtains employment as the Chairman and Chief Executive Officer (or equivalent executive position) of another business organization, the Executive shall promptly notify the Company (or its successor) of such subsequent employment and shall promptly refund to the Company that portion of the lump sum severance payment provided for in Section 7(a)(iv) above equal to the gross amount earned by the Executive from his subsequent employer prior to such third anniversary date, up to the maximum amount specified in the next sentence. The maximum amount that the Executive shall be required to reimburse the Company shall be an amount equal to the gross severance payment specified in Section 7(a)(iv) of this agreement, divided by 36, and multiplied by the number of months remaining from the date of the Executive's employment with his subsequent employer through the third anniversary of his Date of termination.

In addition to the reimbursement called for in the prior paragraph, in the event that the Executive is so employed by a subsequent employer during the first year following his Date of Termination, the employee benefits and programs to be provided by the Company pursuant to Section 7(a)(v) also shall be reduced as, and to the extent, that such benefits are provided to the Executive by a subsequent employer during such year.

                  (d) For purposes of this Agreement, Change in Control shall mean "Change in Control" as defined with respect to the Company employing the Executive in the UIL CIC Plan II, as amended from time to time.

                  (e) Payment of benefits under this Section 7 shall be subject to, and conditioned upon, the provisions of Section 6(e) and (f) hereof.

         (8) ADDITIONAL CONSEQUENCES OF A CHANGE IN CONTROL

                  (a) PAYMENTS TO EXECUTIVE. In the event that a Change in Control has been approved by all necessary shareholder, creditor and regulatory actions, then, the Company will pay to the Trustee of the UIL Holdings Corporation Supplemental Retirement Benefit Rabbi Trust, as the same may be amended or superseded, for the benefit of the Executive, cash equal to that amount, calculated by the Company's independent certified public accountants, to be reasonably sufficient to pay and discharge the Company's future obligations, if any, to the Executive and/or his personal representative and/or spouse, under
Section 7 and 11 hereof, but only if (i) the Executive's employment has been terminated or will be terminated prior to the date of the Change in Control and
(ii) the Company does not make such payment directly to the Executive.

                  In the event that the Executive's employment has not been terminated prior to the date of the Change in Control, but subsequently is terminated other than for Cause during the Change in Control Protective Period, then as of the date that notice of Date of Termination is given to the Executive (or that it is finally determined that there is a Constructive Termination, in the case of termination by the Executive), the Company's Successor (as defined in the UIL CIC Plan II) shall deposit a sum, calculated by such Successor's independent certified public accountants, reasonably sufficient to pay and discharge such Successor's obligations to the Executive under Section 7 and 11 hereof.

                  (b) REDUCTION OF SALARY. During the Change in Control Protective Period, the Executive's Base Salary may not be reduced to an annual rate less than the Base Salary rate fixed by the UIL Board as a result of its most recent review of salary rates, unless such reduction is part of, and consistent with, a general reduction of the compensation rates of all employees of the Company, its successor, or purchaser of assets, as the case may be.

         (9) GROSS UP FOR EXCISE TAX.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment made and benefits provided by the Company to or for the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986 as amended (the "Code") or any successor provision (the "Excise Tax"), the Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any Excise Tax, and any federal, state and local income and employment tax (including any Excise Tax imposed upon the Gross-Up Payment itself) shall be equal to the total amount of all payments and benefits to which the Executive would be entitled pursuant to this Agreement absent the Excise Tax, but net of all applicable federal, state and local taxes. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of state and local taxes.

                  (b) The Gross-Up Payment, if any, shall be paid to the Executive or, at the discretion of the Company, directly to governmental authorities through tax withholding on the Executive's behalf, as soon as practicable following the payment of the excess parachute payment, but in any event not later than 30 business days immediately following such payment; provided that any Gross-up Payment under this Section 9, including Section 9(d) shall be conditioned upon the Executive providing the release called for in
Section 6(f) and complying with the confidentiality and non-compete provisions of this Agreement.

                  (c) Subject to the provisions of Section 9(d), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel appointed by the Company (the "Tax Counsel"), which shall provide its determinations and any supporting calculations both to the Company and Executive within 10 business days of having made such determination. The Tax Counsel shall consult with the Company's benefit consultants and counsel in determining which payments to, or for the benefit of, the Executive are to be deemed to be `parachute payments' within the meaning of Section 280G(b)(2) of the Code. Any such determination by the Tax Counsel shall be final and binding upon the Company and Executive. All fees and expenses of the Tax Counsel (and, if applicable benefits consultants or other counsel) shall be borne solely by the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Counsel hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company, should have been made ("Underpayment"). In the event that it is ultimately determined in accordance with the procedures set forth in Section 9(d) that the Executive is required to make a payment of Excise Tax, the Tax Counsel shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (d) The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of any, or any additional, Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                       (1) give the Company any information reasonably requested by the Company relating to such claim;

                       (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

                       (3) cooperate with the Company in good faith in order to contest such claim effectively;
and

                       (4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(d), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                       (e) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


         (10) CONFIDENTIAL INFORMATION

                  The Executive recognizes that the Executive's employment by the Company is one of highest trust and confidence by reason of his access to certain trade secrets, confidential business practices, and proprietary information concerning the Company or any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company (an "Affiliate"), including, without limitation, the Company's methods of doing business, marketing and strategic business plans, employees' compensation and contract terms, customer lists and customer characteristics (collectively referred to as "Proprietary Information"). The Executive agrees and covenants to exercise utmost diligence to protect and safeguard the trade secrets, confidential business practices and Proprietary Information concerning the Company and any Affiliate. The Executive further agrees and covenants that, except with the prior written consent of the Company, he will not, either during the Term hereof or thereafter, directly or indirectly, use for his own benefit or for the benefit of any other person or organization, or disclose, disseminate or distribute to any other person or organization, any of the Proprietary Information (whether or not acquired, learned, obtained or developed by the Executive alone or in conjunction with another), unless and until such Proprietary Information has become a matter of public knowledge through no action or fault of the Executive or unless otherwise required by court order to comply with legal process. All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by the Executive during the Term hereof arising out of, in connection with, or related to any activity or business of the Company are and shall continue to be the sole and exclusive property of the Company, and shall, together with all copies thereof, be returned and delivered to the Company by the Executive immediately, when he ceases to be employed by the Company, or at any other time upon the Company's demand.

         (11)  NON-COMPETITION

         (a) The Executive agrees and covenants that, during the Term of this Agreement and for a period of twelve (12) months following the month during which the Executive ceases to be employed by the Company and its Affiliates (the "time in question"), the Executive will not, in any capacity, directly or indirectly, whether as a consultant, employee, officer, director, partner, member, principal, shareholder, or otherwise:

                  (i) become employed by, enter into a consulting arrangement with, or otherwise perform services for, manage, acquire an ownership in, or participate in the management or ownership of, a Competitor; or

                  (ii) directly or indirectly divert or attempt to divert from the Company or any Affiliate any business in which the Company or any Affiliate has been actively engaged during the Term hereof, or in any way interfere with the relationships that the Company or any Affiliate has with its sources of supply or customers; or

                  (iii) directly or indirectly interfere or attempt to interfere with the relationship between the Company or any Affiliate and any of such entity's employees;

unless the Company has granted prior written approval which may be withheld for any reason.

For purposes of this Section "Competitor" means any person or entity (a `business') that sells goods or services that are directly competitive with those goods or services sold or provided by the Company or any Affiliate in a geographic area in which the Company or Affiliate is doing business and such Competitor is also doing business at the time in question, and such goods or services were being sold or provided at the Date of Termination, and, for the Company's most recently completed fiscal year ending with, or immediately prior to, the Date of Termination, contributed more than 10% of the revenue of the Company and its Affiliates. Notwithstanding anything to the contrary in this Section, a business shall not deemed to be a Competitor with the Company if the Executive is employed by, or otherwise associated with such business and that business has a unit that is in competition with the Company or an Affiliate but the Executive does not have direct or indirect responsibilities for the services or goods involved in the competition.

Nothing in this Section shall be construed to prohibit the ownership by the Executive of less than five percent (5%) of any class of securities of any entity that is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither the Executive, nor any group of persons including the Executive, in any way, directly or indirectly, manages or exercises control of such entity, guarantees any of its financial obligations, or otherwise takes any part in its business, other than through exercising the Executive's rights as a shareholder.

For purposes of this Section "Affiliate" means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

As used in Sections 10-12, the term the "Company" shall mean UIL Holdings Corporation and any successor to, or acquirer of, the business or assets of the Company.

                  (b) The Executive acknowledges and agrees that, of the total payments and benefits to which he would be entitled under Sections 6(c) (termination of the Executive without cause), Section 6(d) (non-renewal), and
Section 7(a) or (b) (termination in connection with a Change in Control), of this Agreement, as applicable, an amount equal to one (1) times his `Target Total Remuneration', as hereinafter defined, shall be deemed to be on account of, and paid as consideration for, the covenant not to compete provided in this Section. Executive acknowledges and agrees that 1/12 of the amount attributable to this covenant shall be paid out on a monthly basis during the 12 month period that this covenant is in force following his termination of service from the Company and its Affiliates, and that such amount shall be deducted from, and not be in addition to, the amounts otherwise payable under Section 6(c), 6(d) or 7 of this Agreement, as applicable. Target Total Remuneration shall be defined as the sum of the following components of the Executive's remuneration as most recently approved by the Compensation and Executive Development Committee of the Board prior to the date of the Executive's termination: (1) Base Salary, (2) target annual short-term incentive award, and (3) target annual long-term incentive award. In the event that the Company determines that this covenant has been violated, no further payments shall be made under this Section, the Executive shall be obligated immediately to repay any amounts paid hereunder, and the Company shall have all of the rights and remedies provided under Section 13 of this Agreement. Payments hereunder shall be subject to the rabbi trust deposit requirements of Section 8.

In the event that Section 7(b) of this Agreement applies because payments under the Change in Control Plan II would exceed those otherwise payable under this Agreement under Section 7(a) on account of a Change in Control, then such payments are expressly conditioned upon compliance with Section 11(a) and (b) of this Agreement and, of such Change in Control payments, an amount equal to one
(1) times the Executive's Target Total Remuneration shall be deemed to be on account of, and paid as consideration for, the covenant not to compete provided in this Section, and shall be paid ratably over the 12 month period hereinbefore provided.

         (12)  DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND DISCOVERIES.

                  (a) DISCLOSURE OF INVENTIONS. The Executive agrees to make prompt and complete disclosure to the Company of all inventions and discoveries made or conceived by him, alone or with others, while this Agreement is in effect, or within a reasonable time thereafter, which arise out of or relate to the services rendered pursuant to this Agreement. The Executive also agrees to keep necessary records, including notes, sketches, drawings, models and data supporting all such inventions and discoveries made by him, alone or with others, during the course of performing the services pursuant to this Agreement, and the Executive agrees to furnish the Company, upon request, all such records.

                  (b) ASSIGNMENT OF INVENTIONS AND DISCOVERIES. The Executive also agrees that he will assign to the Company all inventions and discoveries made by him which arise out of and pertain to the services rendered pursuant to this Agreement, together with all domestic and foreign patents as may be obtained on these inventions and discoveries. The Executive further agrees that, upon request of the Company, he will execute all necessary papers and cooperate in the fullest degree with the Company in securing, maintaining and enforcing any such patents which arise out of his services under this Agreement. It is understood, however, that these obligations undertaken by Executive will be at no expense to him.

         (13) MISCELLANEOUS.

                  (a) EQUITABLE REMEDIES. The Executive acknowledges that the restrictions provided for in Sections (10) through (12) are reasonable and necessary in order to protect the legitimate interests of the Company and its Affiliates, and that any violation thereof would result in serious damage and irreparable injury to the Company and its Affiliates. Further, the Executive acknowledges that the services to be rendered by him are of such unique and extraordinary nature, and the resulting injury to the Company from a breach of Sections (10) through (12), inclusive, by the Executive would be of such a nature, that an action at law for the collection of damages would not provide adequate relief to the Company for the enforcement of its rights in the event of an actual or threatened violation by the Executive of his commitments and obligations under Sections (10) through (12). The Executive agrees that upon the actual or threatened breach or violation of any of the commitments under Section
(10) through (12), the Company shall be entitled to both preliminary and permanent injunctive relief, in any action or proceeding brought in an appropriate court having jurisdiction over the Executive, to restrain him from committing any violation of any such commitments and obligations.

                  (b) EFFECT OF BREACH. All payments and other benefits payable but not yet distributed to Executive under Sections (6), (7), (8) and (9) shall be forfeited and discontinued in the event that the Executive violates Sections
(10) through (12) of this Agreement, or willfully engages in conduct which is materially injurious to the Company, monetarily or otherwise, all as determined in the sole discretion of the Company.

                  (c) SUCCESSORS; BINDING AGREEMENT; ASSIGNMENT.

                  (i) The Company will require the acquirer of all or substantially all of the business or assets of the Company (whether directly or indirectly, by purchase of stock or assets, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Company fails to obtain such agreement prior to the effective date of any such succession, the Executive may terminate his or her employment with in thirty (30) days of such succession and treat such termination as a Breach by the Company and termination without cause on account of a Change in Control entitling the Executive to payments and benefits under
Section 7 of this Agreement. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  (ii) This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. Any attempted assignment of this Agreement by the Executive shall be void and of no force or effect. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
As used in this Section, the term the "Company" shall include The United Illuminating Company, UIL Holdings Corporation, and any successor to, or acquirer of, the business or assets of the Company that executes and delivers the agreement provided for in this Section (13)(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (d) NOTICES. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the Company, to the Secretary of the Company at 157 Church Street, New Haven, Connecticut 06506, or, in the case of the Executive, to the Executive at his residence, or to such other address as either party shall designate by giving written notice of such change to the other party.

                  (E) WAIVER; AMENDMENT. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the UIL Board and agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

                  (F) GOVERNING LAW; SEVERABILITY. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. The validity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties agree that such provisions shall be legally enforceable to the extent permitted by applicable law, and that any court of competent jurisdiction shall so enforce such provision, or shall have the authority hereunder to modify it to make it enforceable to the greatest extent permitted by law.

                  (G) NO CONFLICT. The Executive hereby represents and warrants to the Company that neither the execution nor the delivery of this Agreement, nor the employment of the Executive by the Company will result in the breach of any agreement to which the Executive is a party.

                  (H) SURVIVAL. The provisions of this Agreement shall not survive the termination of this Agreement or of the Executive's employment hereunder, except that the provisions of Sections (6) through (13) hereof shall survive such termination and shall be binding upon the Executive, the Executive's personal representative and/or spouse, the Company, and the Company's successors and assigns.

                  (I) COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                           UIL HOLDINGS CORPORATION

Attest:


/s/ Susan E. Allen                    By:  /s/ Daniel J. Miglio
-------------------------                  --------------------------------
Susan E. Allen, Vice President             Daniel J. Miglio, Chairman
Investor Relations, Corporate              Compensation and Executive
Secretary & Assistant Treasurer            Development Committee







                                           /s/ Nathaniel D. Woodson
                                           ---------------------------------
                                           Nathaniel D. Woodson